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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|X|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

DeNuccio Dean M.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

21 Douglas Avenue
--------------------------------------------------------------------------------
                                    (Street)

Providence, RI  02908
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

Eurotech, Ltd. (EUO)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

December 31, 2002
________________________________________________________________________________
4.   Statement for Month/Year

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                    5.             6.
                                                    4.                              Amount of      Owner-
                                                    Securities Acquired (A) or      Securities     ship
                                       3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)                   Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
Common Stock               12/4/02     X4           5,000,000       A      $.05                    D                 D
-----------------------------------------------------------------------------------------------------------------------
Common Stock               12/5/02     S4              10,000       D      $.53                    D
-----------------------------------------------------------------------------------------------------------------------
Common Stock               12/12/02    S4              25,000       D      $.41      10,375,150*   D
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

*  Figure includes 250,000 shares loaned to a third party, which loan is now callable
** If the form is filed by more than one reporting person, see instruction 4(b)(v).

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                           10.
                                                                                                 9.        Owner-
                                                                                                 Number    ship
             2.                                                                                  of        of
             Conver-                   5.                              7.                        Deriv-    Deriv-   11.
             sion                      Number of                       Title and Amount          ative     ative    Nature
             or                        Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
Warrant      $.05   12/4/02    X4      $5,000,000    Current 10/7/2004 Common  5,000,000  $.05    -0-       D
                                                                       Stock
---------------------------------------------------------------------------------------------------------------------------


===========================================================================================================================

Explanation of Responses:




/s/ Dean M. DeNuccio                                        February 13, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.